EXHIBIT 99.1


FOR IMMEDIATE RELEASE

For further information contact:
Oryx Technology Corp.
Philip Micciche
(408) 979-2955


             ORYX TECHNOLOGY CORPORATION MAKES AN ADDITIONAL EQUITY
                INVESTMENT OF $125,000 IN S2 TECHNOLOGIES, INC.

SAN JOSE, CA (September 30, 2003) -- Oryx Technology Corporation (OTCBB: ORYX), a technology licensing, investment and management services company, today announced it has made an additional equity investment of $125,000 in S2 Technologies, Inc., an early-stage developer of test and integration software solutions for embedded systems. As a result of this latest investment, Oryx now has a voting ownership in S2 Technologies of approximately 42% of all outstanding shares.

Commenting on the transaction, Phil Micciche, President and Chief Executive Officer of Oryx, said, "I continue to be pleased with the advances S2 Technologies is making in the market. S2 is now selling its flagship product, Stride 1.0, to four major multinational corporations and is in active product evaluations with three additional companies. Customers continue to validate S2's value thesis, which reinforces our belief in the long term value of our investment in S2 Technologies," Micciche concluded.

Company Profile

Headquartered in San Jose, California, Oryx Technology Corporation is a technology licensing, investment and management service company with a proprietary portfolio of high technology products in surge protection. Oryx also provides management services to early-stage technology companies through its affiliate, Oryx Ventures, LLC. Oryx's common stock trades on OTC Bulletin Board under the symbol ORYX.

Forward-Looking Statements

Certain of the matters discussed in this release are forward-looking and involve a number of risks and uncertainties. Oryx's actual results could differ materially from those described for a variety of factors. Such factors could include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis" in Oryx's Forms 10-KSB, as well as those discussed elsewhere in other public filings made by Oryx with the Securities and Exchange Commission. Among the factors that could cause actual results to differ materially are the following: adverse changes in the specific markets for Oryx products, adverse business conditions, dependence on licensees of Oryx technology for the commercial success of new products, lack of success in technological advancement, management of cost controls and cash resources, need for additional financing and other factors.

                                       ###